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                     October 31, 2022

       Tom Fitzgerald
       Chief Financial Officer
       Planet Fitness, Inc.
       4 Liberty Lane West
       Hampton, NH 03842

                                                        Re: Planet Fitness,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-37534

       Dear Tom Fitzgerald:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services